EXECUTION VERSION

Exhibit 4.3
SUPPLEMENTAL INDENTURE
This supplemental indenture (this “Supplemental Indenture”), dated as of October 2, 2014, by and among Dedicated Media, Inc., a California corporation (the “Guaranteeing Subsidiary”), LIN Television Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as supplemented and amended from time to time, the “Indenture”), dated as of October 12, 2012, providing for the issuance of an aggregate principal amount of up to $290 million of 6.375% Senior Notes due in 2021 (the “Notes”);
WHEREAS, the Company has entered into that certain Master Transaction and Stock Purchase Agreement, dated April 9, 2013, by and among the Company, the Guaranteeing Subsidiary and certain sellers identified therein, pursuant to which the Company acquired a majority of the issued and outstanding capital stock of the Guaranteeing Subsidiary on a fully-diluted basis;
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture, pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guaranty”); and
WHEREAS, pursuant to Sections 4.13, 9.01, 9.06 and 10.06 of the Indenture, the Company, the Guaranteeing Subsidiary and the Trustee are authorized to execute and deliver this Supplemental Indenture without notice to, or the consent of, any Holder.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to jointly and severally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, on a senior basis pursuant to, and in accordance with, the terms and conditions of Article Ten of the Indenture and to otherwise assume the obligations and rights as a Guarantor under the Indenture.
3.Releases. Upon receipt by the Trustee of a request by the Company for a release of the Guaranteeing Subsidiary from its obligations under Article Ten of the Indenture, which request shall be accompanied by an Officers’ Certificate certifying as to compliance with Section 10.03 of the Indenture, and, upon receipt of an Opinion of Counsel that the provisions of Section 10.03 of the Indenture have been complied with, the Trustee shall deliver an appropriate instrument, prepared by the Company and satisfactory in form to the Trustee, evidencing such release.

4.No Recourse Against Others. As provided in Section 11.08 of the Indenture, no past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for (i) (A) any obligations of the Company or the Guaranteeing Subsidiary under the Notes, (B) the Guaranty, (C) the Indenture or (D) this Supplemental Indenture, or (ii) any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
5.Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
6.Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

DEDICATED MEDIA, INC.
By:	/s/ Chris Burman
	Name:	Chris Burman
	Title:	Senior Vice President, Chief Financial Officer

LIN TELEVISION CORPORATION
By:	/s/ Richard J. Schmaeling
	Name:	Richard J. Schmaeling
	Title:	Senior Vice President, Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Teresa Petta
	Name:	Teresa Petta
	Title:	Vice President